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                                                                    EXHIBIT 8.1

                       [DORSEY & WHITNEY LLP LETTERHEAD]

Antigua Funding Corporation
c/o CT Corporation
1209 Orange Street
Wilmington, Delaware  19801

         Re:      Newcourt Equipment Trust Securities 1998-2
                  Registration Statement on Form S-3
                  Registration No. 333-34793

Ladies and Gentlemen:

                  We have acted as counsel for Antigua Funding Corporation, a Delaware corporation (the "Depositor"), in connection with the establishment by the Depositor of Newcourt Equipment Trust Securities 1998-2 (the "Owner Trust"), pursuant to a Trust Agreement dated as of December 1, 1998 (the "Trust Agreement"), between the Depositor and Citibank, N.A., as Owner Trustee (the "Owner Trustee"), and the upcoming issuance by the Owner Trust of an aggregate of up to $1,342,869,226 of Receivable-Backed Notes, in eight classes (the "Notes"), pursuant to the Indenture dated as of December 1, 1998 (the "Indenture"), between the Owner Trust and The Bank of New York, as Indenture Trustee (the "Indenture Trustee").

                  Pursuant to the Trust Agreement, the Equity Certificate has been issued by the Owner Trust to the Depositor. Pursuant to seven substantially similar Purchase and Sale Agreements, entered into between February and October 1998 (the "Purchase Agreements"), among the Depositor, AT&T Capital Corporation ("TCC") and three wholly owned subsidiaries of TCC (AT&T Capital Leasing Services, Inc., Newcourt Communications Finance Corporation and AT&T Commercial Finance Corporation, collectively the "Originators"), the Originators have assigned to the Depositor all of their right, title and interest in and to all of the Contracts and the related Equipment, described below. Pursuant to a Transfer and Servicing Agreement dated as of December 1, 1998 (the "Transfer and Servicing Agreement"), among the Depositor, TCC, in its individual capacity and as Servicer, and the Indenture Trustee, the Depositor will transfer such Contracts and a right to a portion of the Liquidation Proceeds with respect to Leased Equipment to the Owner Trust and the Owner Trust will issue to the Depositor the Notes, which will be offered and sold by the Depositor.




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Antigua Funding Corporation
December 17, 1998
Page 2

                  You have requested our opinion with respect to the federal income tax characterization of the Notes and the Owner Trust. For purposes of rendering our opinion we have examined the Prospectus, the Trust Agreement, the Purchase Agreement, the Cash Collateral Account Agreement, the Transfer and Servicing Agreement, the Indenture and the related documents and agreements contemplated therein (collectively, the "Transaction Documents") and we have reviewed such questions of law as we have considered necessary and appropriate. All capitalized terms used herein and not defined herein have the meanings set forth in the Indenture or the Transfer and Servicing Agreement.

                  Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein.

                  Our opinion is also based on the projections, representations, warranties, covenants and agreements set forth in the Transaction Documents and the assumption that the Depositor, TCC, the Cash Collateral Account Lenders, the Owner Trustee, the Indenture Trustee, the Noteholders and the holder of the Equity Certificate will at all times comply with the requirements of the Transaction Documents. We have also relied in part on various factual representations made to us by the Depositor and TCC. Although we have not undertaken an independent investigation of any factual matters, nothing contrary to any of these representations has come to our attention in the course of our consideration of these matters. Any alteration of such factual representations may adversely affect our opinion.

                  An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

Federal Income Tax Characterization of the Notes

                  In general, for federal income tax purposes, the characterization of the issuance and sale of notes as the issuance and sale of debt, the issuance and sale of an equity or beneficial interest in the issuer or the sale of an ownership interest in property of the issuer is a question of fact, the resolution of which is based upon a variety of factors, principal among which is a determination of who will receive the benefits of, and bear the burdens relating to, the property. Thus, the determination of whether an instrument issued in connection with such a transaction will be treated as debt for federal income tax purposes, or instead will be treated as an equity or beneficial interest in the issuer or as an ownership interest in the assets of the issuer, depends on all the facts and




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Antigua Funding Corporation
December 17, 1998
Page 3

circumstances in each case. See generally, Plumb, The Federal Income Tax Significance of Corporate Debt: A Critical Analysis and a Proposal, 26 Tax L. Rev. 369 (1971).

                  In any such determination, several factors must be considered, and debt characterization may be indicated by, among other things, the independence of the debt holders and equity holders, the intention of the parties to create a debt, the issuance of a formal debt instrument, the provision of a fixed maturity date, the likelihood and expectation that the principal amount will be repaid, the debt to equity ratio of the issuer, the nature of the assets serving as security for the obligation, and various other factors. In the context of this transaction, the most important considerations are: (i) whether the Noteholders bear the burdens of ownership (i.e., the risk of loss from the Contracts) and (ii) whether the Noteholders have acquired the benefits of ownership (i.e., the potential for gain from the Contracts). In view of all of the relevant facts and circumstances, the likelihood of the Noteholders bearing any actual loss in respect of the Contracts is considered to be remote. Accordingly, the Noteholders should not be regarded as bearing a significant risk of loss associated with ownership of the Contracts. In addition, because the Noteholders are entitled to receive a fixed principal amount and a fixed rate of interest the economic return to the Noteholders will not be affected by any change in the value of the Contracts. Accordingly, the Noteholders will not receive any benefit from any increase in the value of the Contracts.

                  A number of other factors are consistent with the treatment of the Notes as debt. The most important of these factors are as follows: the form of the Notes as debt, the fact that interest rates for the Notes have been determined in a separate, identifiable market from the one in which interest rates on the Contracts were set, the payment features of the Notes, the Servicer's ability to permit prepayments on the Lease Contracts, and under certain circumstances, the right and option of the Servicer, TCC or the Depositor to substitute into the Trust Assets one or more Contracts having similar characteristics for Defaulted Contracts, Prepaid Contracts or Warranty Contracts, the ultimate retention of reinvestment risk by the Depositor or TCC, the fact that delinquencies on the Contracts and the negative carry resulting therefrom are not borne by the Noteholders, the existence of a clean-up call option in favor of the Depositor, the Depositor's right to purchase the Class A-5 Notes on any Payment Date and the limited rights of Noteholders in the proceeds of any liquidation of Equipment upon a default under the related Lease Contract. We are also aware that, although they may intend to dispose of such interests, as of the Closing Date, the entire Cash Collateral Account will be funded by the Depositor, TCC or its affiliates without any binding contract for a resale or transfer of its interests therein.

                  Based upon the foregoing, we are of the opinion that the Notes will be treated as debt for federal income tax purposes.

Federal Income Tax Characterization of the Owner Trust

                  The Owner Trust is similar in many respects to trusts established to hold collateral pledged as security in connection with lending transactions. If all classes of Notes and Certificates




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Antigua Funding Corporation
December 17, 1998
Page 4

issued by the Owner Trust were debt for federal income tax purposes, the Owner Trust would be disregarded for federal income tax purposes and would be characterized as a mere security arrangement. Treas. Reg. 'SS' 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100, 1973-1 C.B. 613
(domestic corporations's transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971 C.B. 163 (settlement fund administered by "trustee" not a trust).

                  The Owner Trust, however, has issued the Equity Certificate to the Depositor and the Equity Certificate (i) will not take the form of debt,
(ii) is intended not to be treated as debt for federal income tax purposes, and
(iii) is intended to be treated instead as evidencing the ownership interests of the Depositor in property transferred by the Depositor to the Owner Trust, subject to the security interests of the Noteholders and the rights of the Cash Collateral Account Lenders. As long as, for federal income tax purposes, the Notes are treated as debt and the Depositor is viewed to hold all interests in the Owner Trust other than the Notes, the Owner Trust should be treated as a mere security arrangement and disregarded for federal income tax purposes. Alternatively, if the Owner Trust were not characterized as a mere security arrangement, then under the circumstances set forth above it should be viewed as a grantor trust, with the Depositor being treated as the grantor, for federal income tax purposes. Treas. Reg. 'SS' 301.7701-4.

                  If the Trust is recognized as an entity for federal tax purposes and is not treated as a grantor trust, the Trust would be viewed as a business entity whose federal tax characterization would be determined under Treasury Regulations 'SS''SS' 301.7701-2 and 301.7701-3. Treasury Regulations 'SS' 301.7701-2 provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under 'SS' 301.7701-4 or otherwise subject to special treatment under the Internal Revenue Code."

                  Treasury Regulations 'SS' 301.7701-2 also provides that certain types of entities are treated as corporations for federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association". The definition of corporation also includes insurance companies, certain banking entities, foreign entities and other entities specified in 'SS' 301.7701-2. The Trust is not an entity which is treated as a corporation under 'SS' 301.7701-2.

                  Treasury Regulations 'SS' 301.7701-3 refers to a business entity that is not classified as a corporation as an "eligible entity." That section provides that an eligible entity with a single owner can elect to be classified as an association (which is taxed as a corporation) or to be disregarded as an entity separate from its owner. An eligible entity with at least two members can elect to be classified as either an association or a partnership. Treasury Regulations 'SS' 301.7701-3 further provides certain default rules pursuant to which, unless the entity affirmatively elects to be classified as an association, an eligible entity is disregarded as an entity separate from its owner if it has a single owner, and is treated as a partnership if it has two or more members.




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Antigua Funding Corporation
December 17, 1998
Page 5

                  If the Trust is recognized as an entity for federal tax purposes and all classes of Notes are treated as debt for federal tax purposes, then the Trust would be an eligible entity with a single owner, the Depositor, as the holder of the Equity Certificate. Under the default rules of Treasury Regulations 'SS' 301.7701-3 described above, the Trust would be disregarded as an entity separate from the Depositor for federal tax purposes.

                  If any interest in the Trust other than the Equity Certificate were treated as an equity interest in the Trust, the Trust would be an eligible entity with two or more members. In such a case, under the default rules of Treasury Regulations 'SS' 301.7701-3 described above, the Trust would be treated as a partnership for federal tax purposes.

                  Under Section 11.8 of the Trust Agreement, the Depositor has the power to direct the Owner Trustee to file an election for the Trust to be either disregarded or treated as a partnership for federal income tax purposes. Neither the Depositor nor the Owner Trustee has the authority to file an election to treat the Trust as an association taxable as a corporation.

                  Based on the foregoing, it is our opinion that the Trust will not be treated as an association taxable as a corporation for federal income tax purposes.

Publicly Traded Partnership

                  Section 7704 of the Code provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for federal income tax purposes.

                  Treasury Regulations Section 1.7704-1, issued on November 29, 1995 (the "PTP Regulations"), provide further explanation of the rules governing publicly traded partnerships. The PTP Regulations provide that an "established securities market" includes a national, foreign, regional or local exchange, as well as an interdealer quotation system which regularly disseminates firm buy or sell quotations by identified brokers or dealers, by electronic means or otherwise. The PTP Regulations also provide that interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof if the partners are readily able to buy, sell or exchange their partnership interests in a manner that is economically comparable to trading on an established securities market.

                  Interests in the Owner Trust or in the Trust Assets which might be viewed to constitute interests in a partnership will not be traded on an established securities market within the meaning of the PTP Regulations. The PTP Regulations provide a safe harbor pursuant to which interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in such partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 (the "Securities




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Antigua Funding Corporation
December 17, 1998
Page 6

Act") and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.

                  As discussed above, it is our opinion that the Notes will be treated as debt and will not be viewed to constitute interests in a partnership for federal income tax purposes. The Equity Certificate will be issued to the Depositor and the Depositor will be required to retain the Equity Certificate, except that the Equity Certificate may be transferred in connection with a sale of all or substantially all of the assets of the Depositor, provided that such transfer is exempt from registration under the Securities Act. The interests of the Cash Collateral Lenders, even if they were considered to be an equity interest in the Owner Trust, will not be issued in a transaction required to be registered under the Securities Act. Thus, no interests in the Owner Trust will be issued in a transaction that is required to be registered under the Securities Act of 1933.

                  Based upon the foregoing and on our opinion that the Notes will be treated as debt for federal income tax purposes, it is our opinion that the Owner Trust will not be characterized as a "publicly traded partnership" taxable as a corporation for federal income tax purposes.

                  We express no opinions other than those expressly set forth above.

                  Except as provided below, the foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "United States Taxation" in the Prospectus, and we hereby confirm that the discussion under such heading accurately sets forth our advice as to the likely outcome of material issues under the federal income tax laws.

Dated:  December 17, 1998

                                                     Very truly yours,

                                                     /s/ Dorsey & Whitney LLP

CFS







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